Exhibit 99.1

Clearwater Paper Adds New Board Member

Jeanne Hillman Joins the Board

SPOKANE, Wash.--(BUSINESS WIRE)--September 26, 2022--Clearwater Paper Corporation (NYSE: CLW) today announced that Jeanne M. Hillman has been elected to the company’s board of directors, effective October 1, 2022.

“We are excited to welcome Jeanne to our board and look forward to her contributions,” said Alexander Toeldte, chair of the board. “Her knowledge of the pulp and paperboard industry, as well as her deep knowledge of audit, finance and information technology functions will be invaluable to Clearwater Paper. This election also demonstrates our board’s continuing commitment to diversity and the pursuit of board refreshment and a balanced board tenure mix.”

From May 2019 until her retirement in March 2020, Ms. Hillman served as vice president, enterprise technology and governance, at Weyerhaeuser (NYSE:WY), a timber, wood products, and real estate company. Prior to that, beginning in 1984, she served at Weyerhaeuser in many roles, including as vice president, chief accounting officer, vice president, finance operations for a wood products business improvement initiative, and in various other financial and information technology roles. In her senior roles, Ms. Hillman was responsible for strategic planning, capital investment, and multiple acquisitions and divestitures, among other responsibilities.

Ms. Hillman has been appointed to the class of directors whose term of office will expire at the 2025 annual meeting. With this addition, Clearwater Paper’s board will consist of nine directors, eight of whom meet New York Stock Exchange standards for independence.

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality consumer tissue, away-from-home tissue, parent roll tissue, bleached paperboard and pulp at manufacturing facilities across the nation. The company is a premier supplier of private brand tissue to major retailers, including grocery, club, mass merchants and discount stores. In addition, the company produces bleached paperboard used by quality-conscious printers and packaging converters, and offers services that include custom sheeting, slitting and cutting. Clearwater Paper's employees build shareholder value by developing strong relationships through quality and service.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the expected contributions and nominations of the new director. These forward-looking statements are based on current expectations that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include those risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The company does not undertake to update any forward-looking statements based on new developments or changes to the company’s expectations.

For additional information on Clearwater Paper, please visit our website at www.clearwaterpaper.com

Contacts

Investors contact:
Sloan Bohlen
Solebury Trout
509-344-5906
investorinfo@clearwaterpaper.com

News media contact:
Shannon Myers
Sr. Director, Corporate Communications
Clearwater Paper Corporation
509-344-5967
shannon.myers@clearwaterpaper.com